UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
________________________________________________

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SUNRUN INC.
(Name of Registrant as Specified In Its Charter)

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SUNRUN INC.
595 Market Street, 29th Floor
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Time on Friday, June 7, 2019
Dear Stockholders of Sunrun Inc.:
We cordially invite you to attend the 2019 annual meeting of stockholders (the “Annual Meeting”) of Sunrun Inc., a Delaware corporation, which will be held on Friday, June 7, 2019 at 8:00 a.m. Pacific Time, in person at 595 Market Street, 29th Floor, San Francisco, California 94105, for the following purposes, as more fully described in the accompanying proxy statement:
1. To elect the two nominees to serve as Class I directors until the 2022 annual meeting of stockholders and until their successors are duly elected and qualified;
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;
3. To approve, on an advisory basis, the compensation of our named executive officers (“Say-on-Pay”), as disclosed in the proxy statement;
4. To approve, on an advisory basis, the frequency of holding future advisory votes on executive compensation; and
5. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on April 8, 2019 as the record date for the Annual Meeting. Only stockholders of record on April 8, 2019 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 18, 2019, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.voteproxy.com. All you have to do is enter the control number located on your Notice or proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of Sunrun.

By order of the Board of Directors,

Lynn Jurich
Chief Executive Officer
San Francisco, California
April 18, 2019

-i-

-ii-

SUNRUN INC.
PROXY STATEMENT
FOR 2019 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Time on Friday, June 7, 2019
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2019 annual meeting of stockholders of Sunrun Inc., a Delaware corporation, ("Sunrun" or the "Company"), and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Friday, June 7, 2019 at 8:00 a.m. Pacific Time, at 595 Market Street, 29th Floor, San Francisco, CA 94105. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed or available to stockholders on or about April 18, 2019 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on the following proposals:

•	the election of two Class I directors as named in this proxy statement to serve until our 2022 annual meeting of stockholders;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;

•	the advisory approval of the compensation of our named executive officers ("Say-on-Pay"), as disclosed in the proxy statement;

•	the advisory approval of the frequency of holding future Say-on-Pay advisory votes on executive compensation; and

•	any other business as may properly come before the Annual Meeting.
As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:

•	“FOR” the election of Lynn Jurich and Alan Ferber as Class I directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;

•	“FOR” the advisory approval of the compensation of our named executive officers (“Say-on-Pay”), as disclosed in the proxy statement; and

•	For every “1 year” as the frequency of holding future advisory votes on executive compensation.
Who is entitled to vote?
Holders of our common stock as of the close of business on April 8, 2019, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting.
Registered Stockholders. If on April 8, 2019, shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If on April 8, 2019, shares of our common stock are held on your behalf in a stock brokerage account, or by a bank, trustee or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares and are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker or nominee’s procedures for obtaining a legal proxy. Your broker or nominee is obligated to provide you with instructions to vote before the Annual Meeting or to obtain a legal proxy if you wish to vote in person at the Annual Meeting. If your broker or nominee is participating in an online program that allows you to vote over the Internet or by telephone, your Notice or other voting instruction form will include that information. If what you receive from your broker or other nominee does not contain Internet or telephone voting information, please complete and return the paper form in the self-addressed, postage paid envelope provided by your broker or nominee. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank, trustee or other nominee as “street name stockholders.”
What constitutes a quorum for the Annual Meeting?
A quorum is required for stockholders to conduct business at the Annual Meeting. The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to establish a quorum at the meeting. As of the close of business on the record date, there were 114,794,554 shares of our common stock outstanding. Shares present, in person or represented by proxy, including shares as to which authority to vote on any proposal is withheld, shares abstaining as to any proposal and broker non-votes (where a broker submits a properly executed proxy but does not have authority to vote a stockholder’s shares) on any proposal will be considered present at the meeting for purposes of establishing a quorum.
How many votes do I have?
In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors.
How many votes are needed to approve each proposal?

•
Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. Any shares not voted “FOR” a particular nominee (as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHELD” on each of the nominees.

•
Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. "Majority" means the number of shares voted "FOR" must exceed the number of votes "WITHHELD." Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “WITHHELD.” Broker non-votes will have no effect on the outcome of this proposal.

•
Proposal No. 3: The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. As described in Proposal No. 2 above, an abstention will have the same effect as a vote “WITHHELD” and broker non-votes will have no effect.

•
Proposal No. 4: The determination, on an advisory basis, of our stockholder’s preference regarding the frequency of holding future advisory votes on executive compensation requires a plurality vote of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. You may indicate whether you would prefer an advisory vote on executive compensation every “1 year,” “2 years” or “3 years”, or you may “abstain” from voting on the proposal. The frequency - one year, two years or three years - receiving the highest number of votes will be the frequency of holding future advisory votes on executive compensation. Any shares not voted (as a result of stockholder abstention or a broker non-vote) will not be counted and will have no effect on the outcome of this proposal.

How do I vote?
If you are a stockholder of record, there are four ways to vote:

•
By Internet: You may submit a proxy over the Internet by following the instructions at www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time the day before the Annual Meeting (have your Notice or proxy card in hand when you visit the website);

•
By Toll-free Telephone: You may submit a proxy by calling 1-800-776-9437 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time the day before the Annual Meeting (have your Notice or proxy card in hand when you call);

•	By Mail: You may complete, sign and mail your proxy card (if you received printed proxy materials) which must be received by us no later than the day before the Annual Meeting; or

•	In Person: You may vote in person by written ballot at the Annual Meeting.
Even if you plan to attend the Annual Meeting in person, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank trustee or other nominee in order to instruct your broker or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, by telephone or by Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank, trustee or other nominee.
Can I change my vote after submitting my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting in any one of the following ways:

•	You may enter a new vote by Internet or by telephone until 11:59 p.m. Eastern Time the day before the Annual Meeting;

•	You may submit another properly completed, proxy card by mail with a later date, which must be received by us no later than the day before the Annual Meeting;

•
You may send written notice that you are revoking your proxy to our Secretary at Sunrun Inc., 595 Market Street, 29th Floor, San Francisco, CA 94105, which must be received by us no later than the day before the Annual Meeting; or

•	You may attend the Annual Meeting in person and complete a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker or nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 7:30 a.m. Pacific Time and the Annual Meeting will begin at 8:00 a.m. Pacific Time. If you attend the Annual Meeting, please be prepared to present:

•	valid government photo identification, such as a driver’s license or passport; and

•
if you are a street name stockholder, proof of beneficial ownership as of April 8, 2019, the record date, such as your most recent account statement reflecting your stock ownership on April 8, 2019, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Please allow ample time for check-in and parking if attending the Annual Meeting in person. Use of cameras, recording devices, computers and other electronic devices, such as smartphones and tablets, will not be permitted at the Annual Meeting.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Our board of directors has designated Lynn Jurich, Ed Fenster, Bob Komin and Jeanna Steele as proxy holders. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described under “How does the board of directors recommend I vote on these proposals?” above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned to a later date, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions before the new date, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 18, 2019 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting and who will bear the cost of this solicitation?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my brokerage firm or other nominee vote my shares if I fail to provide timely directions?
Brokerage firms and other nominees, for example banks or agents, holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on Proposal No. 2, our sole “routine” matter, but brokers and nominees cannot use their discretion to vote “uninstructed” shares with respect to matters that are considered “non-routine”. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, election of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals Nos. 1, 3 or 4 without your instructions, but may vote your shares on Proposal No. 2.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8‑K ("Form 8-K") that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8‑K within four business days after the Annual Meeting, we will file a Form 8‑K to publish preliminary results and will provide the final results in an amendment to the Form 8‑K as soon as they become available.
What is the deadline for stockholders to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2020 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 14, 2019. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Sunrun Inc.
Attention: Secretary
595 Market Street, 29th Floor
San Francisco, CA 94105

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2020 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 3, 2020; and

•	not later than the close of business on March 4, 2020.
In the event that we hold our 2020 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2020 annual meeting of stockholders and no later than the close of business on the later of the following two dates:

•	the 90th day prior to our 2020 annual meeting of stockholders; or

•	the 10th day following the day on which public announcement of the date of our 2020 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our amended and restated bylaws is available on our website at www.sunrun.com under “Investors – Corporate Governance.” You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our board of directors, which is currently composed of eight members. Six of our directors are independent within the meaning of the listing standards of The Nasdaq Stock Market ("Nasdaq"). Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.
Steven Vassallo, one of our current Class I directors, informed us on March 26, 2019, that he does not intend to stand for re-election at the Annual Meeting. Effective upon the Annual Meeting, the authorized size of our board of directors will be decreased to seven members. We thank Mr. Vassallo for his service to our company and board of directors.
The following table sets forth the names, ages as of April 18, 2019, and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting), and for each of the continuing members of our board of directors, and Mr. Vassallo:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Alan Ferber (1)	I	51	Director	2018	2019	2021
Lynn Jurich	I	39	Chief Executive Officer and Director	2007	2019	2021

Continuing Directors
Leslie Dach (1)	II	64	Director	2016	2020	—
Edward Fenster	II	42	Chairman and Director	2007	2020	—
Mary Powell (2)	II	58	Director	2018	2020	—
Katherine August-deWilde (2) (3)	III	71	Director	2016	2021	—
Gerald Risk (3)	III	50	Director	2014	2021	—

Non-Continuing Director
Steven Vassallo (2) (3)	I	47	Director	2009	2019	—
______________________

(1)	Member of our nominating and corporate governance committee

(2)	Member of our compensation committee

(3)	Member of our audit committee

Nominees for Director
Lynn Jurich. Ms. Jurich is one of our co-founders and has served as our Chief Executive Officer since March 2014 and as a member of our board of directors since inception. Ms. Jurich served as our Co-Chief Executive Officer from October 2012 to March 2014, our President from January 2009 to October 2012, and our Executive Vice President of Sales and Marketing from 2007 to January 2009. From July 2002 to July 2005, Ms. Jurich served as an associate at Summit Partners, a private equity firm. Ms. Jurich holds a B.S. in Science, Technology, and Society from Stanford University and an M.B.A. from the Stanford Graduate School of Business.
Ms. Jurich was selected to serve on our board of directors because of the perspective and experience she brings as one of our co-founders and as one of our largest stockholders.

Alan Ferber. Mr. Ferber has served as the Chief Executive Officer of Jackson Hewitt Tax Services, a provider of tax preparation services, since January 2017. Prior to joining Jackson Hewitt, Mr. Ferber was President of ADT Residential, a home security company, from 2013 until 2016. He also previously held the role of Senior Vice President and Chief Customer Officer for ADT. His other experience includes holding several executive leadership positions at US Cellular, a telecommunications company, from 2001 until 2012 including serving as Executive Vice President and Chief Operating Officer, Chief Strategy and Brand Officer. Mr. Ferber received a Bachelor of Arts degree in economics from the University of Michigan, and an MBA with a concentration in finance and marketing from Northwestern University’s Kellogg Graduate School of Management.
Mr. Ferber was selected to serve on our board of directors because of his experience and knowledge of consumer-facing industries.

Continuing Directors
Edward Fenster. Mr. Fenster is one of our co-founders and has served as our Chairman since March 2014 and as a member of our board of directors since inception. Mr. Fenster served as our Chief Executive Officer from June 2008 to October 2012, and our Co-Chief Executive Officer from October 2012 to March 2014. From May 2003 to June 2005, Mr. Fenster served as Director of Corporate Development at Asurion, LLC, a technology device protection and support company. From July 1999 to May 2003, Mr. Fenster worked at The Blackstone Group, a private equity firm. Mr. Fenster holds a B.A. in Economics from Johns Hopkins University and an M.B.A. from the Stanford Graduate School of Business.
Mr. Fenster was selected to serve on our board of directors because of the perspective and experience he brings as one of our co-founders and as one of our largest stockholders.
Leslie Dach. Mr. Dach has served as a member of our board of directors since May 2016. Mr. Dach brings more than 25 years of experience running major business and strategic initiatives across the public, private and civil sectors, including leading corporate affairs and sustainability at Walmart Stores Inc. from 2006 to 2013. Mr. Dach served as senior counselor to the Secretary of the U.S. Department of Health & Human Services from 2014 to 2016. Prior to that, Mr. Dach served as executive vice president of corporate affairs for Walmart and was a member of the company’s executive council and executive finance committee. Mr. Dach has served on numerous boards including the Environmental Defense Fund, World Resources Institute, United Negro College Fund, the Yale University Council and the National Audubon Society. He previously served on our board of directors from June 2013 to July 2014. Mr. Dach holds a B.S. in Biology from Yale University and an M.P.A. from Harvard University.
Mr. Dach was selected to serve on our board of directors because of his extensive business experience in both the public and private sector and his prior experience with the Company.
Mary Powell. Ms. Powell has served as the President and Chief Executive Officer of Green Mountain Power, an electric services company that serves residential and business customers in Vermont since 2008. Her previous roles at Green Mountain Power Corporation include Senior Vice President and Chief Operations Officer from 2001-2008, and Senior Vice President, Customer and Organizational Development from 1999-2001. Ms. Powell holds an Associate's degree from Keene State College.
Ms. Powell was selected to serve on our board of directors because of her extensive experience and knowledge of the energy and utility industry.
Gerald Risk. Mr. Risk has served as a member of our board of directors since February 2014. Since March 2013, Mr. Risk has served as Vice Chairman at Asurion, LLC, a company that provides device detection and support services, and previously served as its President from May 2009 to March 2013 and its Chief Financial Officer from February 1999 to May 2009. Mr. Risk currently serves on the boards of directors of a number of privately held companies. Mr. Risk holds a Bachelor of Commerce from Queen’s University and an M.B.A. from the Stanford Graduate School of Business.
Mr. Risk was selected to serve on our board of directors because of his extensive executive experience and his experience as an operator and investor building emerging growth businesses.
Katherine August-deWilde. Ms. August-deWilde has served as a member of our board of directors since January 2016. Ms. August-deWilde is currently the Vice Chair of First Republic Bank (NYSE: FRC), a position she has held since the beginning of 2016, and has served on the board of directors since 1988. First Republic Bank offers private personal banking, private business banking, and private wealth management services. Ms. August-deWilde has held several executive leadership roles at the company, including COO from 1993 - 2014, and President from 2007 - 2015. Previously, Ms. August-deWilde was Senior Vice President and Chief Financial Officer at PMI Group. Ms. August-deWilde currently serves on the board of directors of Eventbrite Inc. (NYSE: EB), a self-service ticketing and registration company, and TriNet Group Inc. (NYSE: TNET), a human resource software solutions company for businesses, as well as a number of privately held companies. She holds a B.A. degree from Goucher College and an M.B.A. from Stanford Graduate School of Business.

Ms. August-deWilde was selected to serve on our board of directors because of her extensive experience in the consumer facing financial industry.

Non-Continuing Director
Steven Vassallo. Mr. Vassallo has served as a member of our board of directors since October 2009 and previously served as a member of our board of directors from June 2008 to July 2009. Since October 2007, Mr. Vassallo has served as a General Partner at Foundation Capital, a venture capital firm. Mr. Vassallo currently serves on the boards of directors of several privately held companies. Mr. Vassallo holds a B.S. in Mechanical Engineering from Worcester Polytechnic Institute and an M.B.A. from the Stanford Graduate School of Business.
Mr. Vassallo was selected to serve on our board of directors because of his extensive experience as an investor building emerging growth companies.

Director Independence
Our common stock is listed on Nasdaq. Under the listing standards of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors, as affirmatively determined by the board of directors. In addition, the Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the Nasdaq.
Our board of directors has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Katherine August-deWilde, Leslie Dach, Alan Ferber, Mary Powell, and Gerald Risk do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Leadership Structure and Lead Independent Director
Our Corporate Governance Guidelines require that if we do not have an independent chairperson then we will appoint a lead independent director. Mr. Fenster currently serves as an executive and Chairman of our board of directors. Our board of directors believes that it can benefit from Mr. Fenster’s years of experience as a founder and executive of the Company. Mr. Fenster possesses detailed in-depth knowledge of the issues, opportunities, and challenges facing us.
Mr. Vassallo is currently the Lead Independent Director of our board of directors. Our board of directors believes that the current board leadership structure, with a strong emphasis on board independence, allows our management team to focus on our day-to-day business while allowing the Lead Independent Director to lead our board of directors in its fundamental role of providing independent advice to and oversight of management. In addition, as described below, our board has three standing committees, each member of which is an independent director. Our board delegates substantial responsibility to each committee of the board, which reports their activities and actions back to the full board. We believe that the independent committees of our board are an important aspect of the leadership structure of our board. In connection with Mr. Vassallo’s intention to not stand for re-election to the board of directors, the board of directors will appoint another independent director to serve as the Lead Independent Director after the Annual Meeting.
Board Meetings and Committees
During our fiscal year ended December 31, 2018, our board of directors held four meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage our directors to attend. Seven of the then-serving members of our board of directors attended our 2018 annual meeting of stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the three committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Messrs. Vassallo and Risk and Ms. August-deWilde, with Mr. Risk serving as the chair. Each member of our audit committee meets the requirements for independence and financial literacy for audit committee members under the Nasdaq listing standards and SEC rules and regulations. In addition, our board of directors has determined that Mr. Risk and Ms. August-deWilde are each an audit committee financial expert within the meaning of Item 407(d) of Regulation S‑K under the Securities Act of 1933, as amended (the “Securities Act”). Mr. Vassallo is not standing for re-election at the Annual Meeting and will no longer serve on the audit committee following the Annual Meeting. Our audit committee is responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end results of operations;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions; and

•
approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards. A copy of the charter of our audit committee is available on our website at www.sunrun.com under “Investors – Corporate Governance”. During our fiscal year ended December 31, 2018, our audit committee held seven meetings.
Compensation Committee
Our compensation committee consists of Mses. August-deWilde and Powell and Mr. Vassallo, with Ms. August-deWilde serving as the chair. Each member of our compensation committee meets the requirements for independence for compensation committee members under the Nasdaq listing standards and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). Mr. Vassallo is not standing for re-election at the Annual Meeting and will no longer serve on the compensation committee following the Annual Meeting. Our compensation committee is responsible for, among other things:

•	reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers;

•	administering our equity compensation plans;

•	reviewing, approving and making recommendations to our board of directors regarding incentive compensation and equity compensation plans;

•	evaluating director compensation and making recommendations to our board of directors regarding the compensation of our directors; and

•	establishing and reviewing general policies relating to compensation and benefits of our employees.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards. A copy of the charter of our compensation committee is available on our website at www.sunrun.com under “Investors – Corporate Governance”. During our fiscal year ended December 31, 2018, our compensation committee held five meetings.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Ferber and Dach, with Mr. Dach serving as the chair. Each member of our nominating and corporate governance committee meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	evaluating the performance of our board of directors and of individual directors;

•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of our corporate governance practices and reporting; and

•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable Nasdaq listing standards o. A copy of the charter of our nominating and corporate governance committee is available on our website at www.sunrun.com under “Investors – Corporate Governance”. During our fiscal year ended December 31, 2018, our nominating and corporate governance committee held two meetings.
Compensation Committee Interlocks and Insider Participation
During the last fiscal year, Mses. August-deWilde and Powell and Messrs. Vassallo and Wong served as members of our compensation committee. Ms. Powell joined the compensation committee on February 1, 2018, and Mr. Wong resigned from our board of directors effective March 1, 2018. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least one percent (1%) of the fully diluted capitalization of our company continuously for at least twelve (12) months prior to the date of the submission of the recommendation, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above.

This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our General Counsel or our Legal Department in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Any nomination must comply with the requirements set forth in our bylaws and should be sent in writing to our Secretary at Sunrun Inc., 595 Market Street, 29th Floor, San Francisco, CA 94105. To be timely for our 2020 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 3, 2020 and no later than March 4, 2020.
Communications with the Board of Directors
Interested parties wishing to communicate with our board of directors or with individual members of our board of directors may do so by writing to our board of directors or to the particular members of our board of directors, and mailing the correspondence to our General Counsel at Sunrun Inc., 595 Market Street, 29th Floor, San Francisco, CA 94105. Our General Counsel, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on the Corporate Governance portion of our website at www.sunrun.com under “Investors – Corporate Governance”. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.
Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deem appropriate.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risks in the context of reports from the management team, receives reports on significant committee activities, and evaluates the risks inherent in significant transactions.
Director Compensation
We have a non-employee director pay policy pursuant to which our unaffiliated, non-employee directors are eligible to receive equity awards and annual cash compensation for service on our board of directors and committees of our board of directors.

2018 Cash Compensation
For 2018 our non-employee directors were entitled to receive the following cash compensation under our non-employee director pay policy for their services:

•	$50,000 per year for service as a board member;

•	$25,000 per year for service as chair of the audit committee;

•	$10,000 per year for service as chair of the compensation committee;

•	$5,000 per year for service as chair of the nominating and corporate governance committee; and

•	$10,000 per year for service as a non-chairperson member of the audit committee.
All cash payments to non-employee directors are paid quarterly and newly hired directors receive a pro-rata cash fee.
2019 Cash Compensation
In March 2019, with the assistance of our compensation consultant, Meridian Compensation Partners, LLC (Meridian), we analyzed our non-employee director compensation practices. Meridian advised that our non-employee director pay was well below the median of our peer group. Accordingly, in March 2019 we amended our non-employee director compensation policy to increase the cash compensation payable to our non-employee directors in order to approximate the median of our peer group. Commencing in 2019 our non-employee directors were entitled to receive the following cash compensation under our non-employee director pay policy for their services:

•	$50,000 per year for service as a board member;

•	$25,000 per year for service as the lead independent director;

•	$25,000 per year for service as chair of the audit committee;

•	$15,000 per year for service as chair of the compensation committee;

•	$10,000 per year for service as chair of the nominating and corporate governance committee;

•	$10,000 per year for service as a non-chairperson member of the audit committee;

•	$7,500 per year for service as a non-chairperson member of the compensation committee; and

•	$5,000 per year for services as a non-chairperson member of the nominating and corporate governance committee.
Equity Compensation
Under our non-employee director compensation policy, each non-employee director who is serving on January 1st of an applicable fiscal year will receive an annual restricted stock unit (“RSU”) award grant on such date, or the next trading day if January 1st is not a trading date, with the number of shares subject to the RSU award determined based on a specified dollar value and the closing trading price of our stock on the date of grant. Newly appointed or elected non-employee directors receive on the date of their initial appointment or election a pro-rated RSU grant their first year of service with the number of shares subject to the RSU award value determined in proportion to the length of active service expected to be provided by such on-employee director during their first fiscal year. These RSU awards vest 100% on January 1st the year following the date of grant, subject to the non-employee directors’ continued service on our board of directors through the vesting date.
For 2018 our non-employee directors were each granted an annual restricted stock unit (“RSU”) award having a value of $100,000 (or the applicable pro-rated value), as determined on the applicable date of grant. Under our amended non-employee director compensation policy, for 2019 the RSU grants to our non-employee directors will have a value of $155,000 (or the applicable pro-rated value), as determined on the applicable date of grant, which increase was made to more closely align with the median pay practices of our peer group.
Director Compensation for Fiscal Year 2018
The following table sets forth a summary of the compensation received by our non-employee directors during our fiscal year ended December 31, 2018:

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Katherine August-deWilde (2)	$60,000	$100,000	$160,000
Leslie Dach (2)	$55,000	$100,000	$155,000
Alan Ferber (2) (3)	$45,750	$91,663	$137,413
Mary Powell (2) (3)	$45,750	$91,663	$137,413
Gerald Risk (2)	$75,000	$100,000	$175,000
Steven Vassallo (2)	$60,000	$100,000	$160,000
Richard Wong (4)	—	$100,000	$100,000
______________________

(1)
The amounts reported in the Stock Awards column represent the grant date fair value of the stock awards granted to the named directors during 2018 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation Stock Compensation or ASC 718. Note that the amounts reported in the column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the named directors from the stock award

(2)
Equity incentive awards outstanding at December 31, 2018 for each non-employee director were as follows: (i) Ms. August-deWilde had 16,891 shares issuable pursuant to RSUs which 100% vested on January 1, 2019, (ii) Mr. Dach had 16,891 shares issuable pursuant to RSUs which 100% vested on January 1, 2019 and 100,000 vested stock options, (iii) Mr. Risk had 16,891 shares issuable pursuant to RSUs which 100% vested on January 1, 2019 and 120,000 vested stock options, (iv) Mr. Vassallo had 16,891 shares issuable pursuant to RSUs which 100% vested on January 1, 2019, (v) Mr. Ferber had 15,101 shares issuable pursuant to RSUs which 100% vested on January 1, 2019 and (vi) Ms. Powell had 15,101 shares issuable pursuant to RSUs which 100% vested on January 1, 2019.

(3)	Mr. Ferber and Ms. Powell were each appointed to our board of directors effective February 1, 2018.

(4)	Mr. Wong resigned from our board of directors effective March 1, 2018.
Our directors who are also our employees receive no additional compensation for their service as directors. During our fiscal year ended December 31, 2018, Lynn Jurich and Edward Fenster were our employees. See the section titled “Executive Compensation” for additional information about the compensation paid to Ms. Jurich and Mr. Fenster.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of eight members. Effective as of the Annual Meeting date, the board of directors will decrease the number of authorized directors from eight to seven, in accordance with our amended and restated bylaws, in light of Mr. Vassallo's decision to not stand for re-election. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the three Class I directors whose term is then expiring.
Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Lynn Jurich and Alan Ferber as nominees for election as Class I directors at the Annual Meeting. If elected, Ms. Jurich and Mr. Ferber will serve as Class I directors until our 2022 annual meeting of stockholders. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Jurich and Mr. Ferber. We expect that each of Ms. Jurich and Mr. Ferber will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required
The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and abstentions will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Ernst & Young LLP (“E&Y”), independent registered public accountants, to audit our consolidated financial statements for our fiscal year ending December 31, 2019. During our fiscal year ended December 31, 2018, E&Y served as our independent registered public accounting firm.
Notwithstanding the appointment of E&Y and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of E&Y as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Our audit committee is submitting the appointment of E&Y to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of E&Y will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of E&Y, our board of directors may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by E&Y for our fiscal years ended December 31, 2018 and 2017.

	2018	2017
Audit Fees (1)	$6,463,000	$5,335,050
Audit-Related Fees (2)	—	50,000
Tax Fees (3)	—	12,500
All Other Fees (4)	1,995	1,995
Total Fees	$6,464,995	$5,399,545
______________________

(1)
Audit fees for 2018 and 2017 consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, including fees related to adoptions of the new revenue and lease standards, estimated fees for audits of investment funds to be performed and review of our quarterly consolidated financial statements and assistance with and review of documents filed with the SEC. Audit fees for 2018 also include fees for professional services provided in connection with E&Y’s report on internal controls over financial reporting for the consolidated financial statements.

(2)	Audit-related fees for 2017 consist of consultations on internal controls over financial reporting.

(3)	Tax fees for 2017 principally include fees for tax compliance.

(4)	All other fees consist of fees for accessing E&Y’s online research database.
Auditor Independence
In our fiscal year ended December 31, 2018, there were no other professional services provided by E&Y that would have required our audit committee to consider their compatibility with maintaining the independence of E&Y.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit and non‑audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to E&Y for our fiscal years ended December 31, 2018 and 2017 were pre-approved by our audit committee.

Vote Required
The ratification of the appointment of E&Y as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in these disclosures, we believe that our compensation policies and decisions are based on principles that reflect a “pay-for-performance” philosophy and are strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, our board of directors is asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Sunrun Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures, and other related disclosure.”
Vote Required
Advisory approval of this Proposal No. 3 requires the vote of the holders a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon.

Because the vote is advisory, it is not binding on us, our compensation committee or our board of directors. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our board of directors and, accordingly, the board of directors and the compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY STOCKHOLDER VOTES
TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, as required by these rules, we also are asking our stockholders to provide their input with regard to the frequency of future advisory stockholder votes on the compensation for our named executive officers (such as Proposal No. 3 of this proxy statement). In particular, we are asking whether the advisory vote on executive compensation should occur once every year, every two years, or every three years.

After careful consideration of the frequency alternatives, our board of directors has determined that an annual advisory vote on executive compensation is the most appropriate alternative for us and our stockholders at this time. The board of director’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the board of directors believes that stockholder sentiment should be a factor that is taken into consideration by the board of directors and the compensation committee in making decisions with respect to executive compensation. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this agenda item every year.

Stockholders are not voting to approve or disapprove the board of directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory “say-on-pay” votes by selecting one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote to hold advisory votes on the compensation for our named executive officers every year.

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Sunrun Inc. (the “Company”) is to hold an advisory vote by stockholders to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosures, and other related disclosure.”
Vote Required

The choice of frequency that receives the highest number of votes from the shares present in person or represented by proxy at the annual meeting and entitled to vote thereon will be considered the frequency preferred by the stockholders. You may vote for “1 Year,” “2 Years,” “3 Years,” or “ABSTAIN” on this proposal. Abstentions and broker non-votes will not affect the outcome of this proposal.

Even though your vote is advisory and, therefore, will not be binding on us, our board of directors and our compensation committee intend to consider the outcome of the vote when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

THE BOARD RECOMMENDS A VOTE FOR “1 YEAR” AS THE FREQUENCY OF FUTURE ADVISORY STOCKHOLDER VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the Nasdaq listing standards and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the company’s website at www.sunrun.com under “Investors – Corporate Governance”. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. The company’s independent registered public accounting firm, Ernst & Young LLP (“E&Y”), is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare the company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and E&Y;

•
discussed with E&Y the matters required to be discussed by the Statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•
received the written disclosures and the letter from E&Y required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with E&Y its independence.

Based on the audit committee’s review and discussions with management and E&Y, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10‑K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission ("SEC").
Respectfully submitted by the members of the audit committee of the board of directors:
Gerald Risk (Chair)
Steven Vassallo
Katherine August-deWilde
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act , except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of April 18, 2019. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Lynn Jurich	39	Chief Executive Officer and Director
Edward Fenster	42	Executive Chairman and Director
Bob Komin	56	Chief Financial Officer
Chris Dawson	50	Chief Operating Officer
Jeanna Steele	44	General Counsel
Lynn Jurich. Ms. Jurich is one of our co-founders and has served as our Chief Executive Officer since March 2014 and as a member of our board of directors since inception. Ms. Jurich served as our Co-Chief Executive Officer from October 2012 to March 2014, our President from January 2009 to October 2012, and our Executive Vice President of Sales and Marketing from 2007 to January 2009. From July 2002 to July 2005, Ms. Jurich served as an associate at Summit Partners, a private equity firm. Ms. Jurich holds a B.S. in Science, Technology, and Society from Stanford University and an M.B.A. from the Stanford Graduate School of Business.
Edward Fenster. Mr. Fenster is one of our co-founders and has served as our Executive Chairman since March 2014 and as a member of our board of directors since inception. Mr. Fenster served as our Chief Executive Officer from June 2008 to October 2012, and our Co-Chief Executive Officer from October 2012 to March 2014. From May 2003 to June 2005, Mr. Fenster served as Director of Corporate Development at Asurion, LLC, a technology device protection and support company. From July 1999 to May 2003, Mr. Fenster worked at The Blackstone Group, a private equity firm. Mr. Fenster holds a B.A. in Economics from Johns Hopkins University and an M.B.A. from the Stanford Graduate School of Business.
Bob Komin. Mr. Komin has served as our Chief Financial Officer since March 2015. From September 2013 to January 2015, Mr. Komin served as Chief Financial Officer at Flurry, Inc., a mobile analytics and advertising company. From August 2012 to August 2013, Mr. Komin served as Chief Financial Officer at Ticketfly, Inc., a ticket-distribution service provider. From January 2010 to July 2012, Mr. Komin served in various roles at Linden Research, Inc., a developer of digital entertainment, including as Chief Financial Officer. Previously, Mr. Komin also served as Chief Financial Officer at Solexel, Inc., a thin-silicon solar company, Tellme Networks, Inc., a telephone-based applications company, and XOR, Inc., a business application solution provider. Mr. Komin holds a B.S. in Accounting and General Science from the University of Oregon and an M.B.A. from the Harvard Business School.
Chris Dawson. Mr. Dawson joined us as our Chief Operating Officer on December 6, 2017. Mr. Dawson co-founded and served as a partner at Odyssey Advisors Ltd., a management consulting firm, from February 2017 to December 2017. Prior to that, Mr. Dawson was the Chief Operating Officer of Icon Aircraft, a consumer sport plane manufacturer, from August 2015 to September 2016. Previously, Mr. Dawson was with Bombardier Recreational Products, Inc., a recreational vehicle and powersports engine manufacturer, from 1998 to 2015, where he was most recently Vice President & General Manager, Global Sales and Consumer Experience division from April 2014 to August 2015 and previously Vice President & General Manager, BRP International Division from 2008 to 2014. Mr. Dawson holds a bachelor’s degree in commerce from Queens University and an MBA from INSEAD.
Jeanna Steele. Ms. Steele has served as our General Counsel since May 2018. From March 2015 to May 2018, Ms. Steele served in various roles at our company, including Head of Litigation. Previously, Ms. Steele was an attorney at the law firm Wilson Sonsini Goodrich & Rosati. Ms. Steele holds a B.A. in English from McGill University and a J.D. from the University of San Francisco.

EXECUTIVE COMPENSATION
We became a public company in 2015 and we filed our 2016, 2017 and 2018 proxy statements under the scaled-down reporting rules applicable to emerging growth companies. As of the close of calendar year 2018, we ceased to be an emerging growth company and, therefore, this year's Proxy Statement includes additional detail regarding executive compensation that was previously not required, including: this Compensation Discussion and Analysis, additional compensation tables for "Grants of Plan-Based Awards," "Option Exercises and Stock Vested," and "Potential Payments upon Termination or Change in Control," an advisory vote on the compensation of our named executive officers, which is included as Proposal 3 in this Proxy Statement; and an advisory vote on the preferred frequency of advisory votes on the compensation of our named executive officers, which is included as Proposal 4 in this Proxy Statement.
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during 2018 for:

•	Lynn Jurich, our Chief Executive Officer and Director;

•	Edward Fenster, our Executive Chairman and Director;

•	Bob Komin, our Chief Financial Officer;

•	Jeanna Steele, our General Counsel;

•	Christopher Dawson, our Chief Operating Officer; and

•	Paul Winnowski, our former President(1)
______________________

(1)	Mr. Winnowski’s employment terminated on April 1, 2018
We refer to these current and former executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as our named executive officers or NEOs. The material terms of the compensation provided to our NEOs for 2018 is described in this section and is intended to supplement the disclosures in the Summary Compensation Table and other tables that follow this section. This section also discusses our executive compensation philosophy, objectives, and design; how and why the compensation committee arrived at the specific compensation policies and decisions involving our executive team, including our NEOs, during 2018; the role Meridian Compensation Partners, LLC (Meridian), our outside compensation consultant for executive compensation decisions for 2018; and the peer companies and other criteria used in evaluating and setting executive officer compensation.

Executive Summary 2018 Financial and Business Highlights
Sunrun’s mission is to provide homeowners with clean, affordable solar energy and storage, and a best-in-class customer experience. In 2007, we pioneered the residential solar service model, creating a low-cost solution for homeowners seeking to lower their energy bills. By removing the high initial cost and complexity that used to define the residential solar industry, we have fostered the industry’s rapid growth and exposed an enormous market opportunity. Our relentless drive to increase the accessibility of solar energy is fueled by our enduring vision: to create a planet run by the sun. Our core solar service offerings are provided through our lease and power purchase agreements which we refer to as our “Customer Agreements” and which provide homeowners with simple, predictable pricing for solar energy that is insulated from rising retail electricity prices. While homeowners have the option to purchase a solar energy system outright from us, most of our customers choose to buy solar as a service from us through our Customer Agreements and enjoy the flexibility and savings that come from purchasing solar energy without the significant upfront investment of purchasing a solar energy system. With our solar service offerings, we install solar energy systems on our customers’ homes and provide them the solar power produced by those systems for a typically 20 or 25-year initial term. In addition, we monitor, maintain and insure the system at no additional cost to our customers during the term of the contract. In exchange, we receive 20 or 25 years of predictable cash flows from high credit quality customers and qualify for tax and other benefits. We are continuing to develop valuable customer relationships that can extend beyond the initial service term and provide us an opportunity to offer additional services in the future, such as our BrightboxTM home battery storage service now being offered in certain markets.
Since our founding, we have significantly expanded our operations and now have a workforce of over 4,000 employees and have provided our solar service offerings to over 233,000 customers in 22 states as well as the District of Columbia and Puerto Rico. Our solar systems have prevented greenhouse gas (GHG) emissions totaling 3.7 metric tons of carbon dioxide equivalent (CO2e), which is an amount comparable to eliminating more than nine billion passenger vehicle miles or comparable to the emissions prevented by not burning approximately 1.86 million metric tons of coal.
In 2018, we achieved the following key financial and operating results:

•	We increased our megawatts (MW) deployed from 323MWs in 2017 to 373MWs in 2018, representing a 15% year-over-year increase;
•Net earning assets as of December 31, 2018 were $1.4 billion, a 19% year-over-year increase;
•Gross earning assets as of December 31, 2018 were $3.1 billion, a 38% year-over-year increase;
•We added over 50,000 customers in 2018, growing our customer base to 233,000, a 29% year-over-year increase;
•We increased our consolidated cash balance by approximately $63 million at the end of 2018; and

•
We positioned ourselves as the industry leader in creating a healthy, fair, and equitable workplace culture. We were named a top workplace in multiple publications, including: in the large company category of the “Best Places to Work in the Bay Area” published by Fortune Magazine Submitted based on 2018 data, survey results, and programs, and published in Fortune in 2019. “Best Companies to Work For” in “Medium Sized Companies” published by Forbes.com in 2018, named a “Company with the Best CEO” , “Best Companies for Women,” and “Companies with the Best Culture,” as evaluated by Comparably and published in USAToday.com, a “Best Company to Work For in Colorado” by The Denver Post, and “Best Company to Work For in Arizona”, by the Arizona Herald. We also achieved 100% gender pay parity, and were the first national residential solar company to publicly announce this milestone.

Executive Compensation Philosophy and Objectives

We operate in a highly competitive and rapidly evolving market, and we expect competition among companies in our market and adjacent spaces to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize, and retain talented executives. Due in part to the diverse nature of our executive’s responsibilities, the market for skilled personnel is very competitive and we recruit heavily across a broad array of industries that include but are not limited to: residential solar, retail sales, consumer technology, business-to-business technology, consumer finance, investment banking and residential construction. Our compensation philosophy is intended to attract and reward talented individuals who possess the skills necessary to expand our business and assist in the achievement of our other strategic goals and thereby create long-term value for our stockholders.
In 2018, our compensation committee reviewed and assessed our compensation philosophy, which is intended to promote Sunrun’s core values. Our compensation committee believes that the combination of a great work environment, meaningful equity ownership that aligns the interests of our executive employees with our stockholders, and competitive pay and benefits support a winning team, company, and workplace. Key elements of our compensation philosophy include the following:
Ownership Focus: We believe that all of our executives should have a significant share in the ownership of Sunrun which we believe best aligns the interests of our executive employees with our stockholders and ensures appropriate incentives are in place to promote a focus on our long-term strategic and financial goals. Therefore, equity compensation is historically a larger part of total target compensation for our executive employees than their cash compensation. Our general practice is to weight more heavily on equity-based compensation than total cash compensation provided to our executives over multiple years. In any particular year the ratio of awarded equity-based compensation to total compensation may vary because the compensation committee considers various factors in awarding equity including the amount of unvested equity remaining for each individual executive, the potential compensation that would be realized by the executives for their equity after modeling different potential future stock prices and vesting of their unvested awards, and the dilutive impact to our shareholders of granting new equity awards to our executives.
Flexible and fair: Our compensation structure is intended to provide fair rewards for each of our executive’s contributions to our performance and creation of long-term shareholder value. We seek to provide target total direct compensation (which includes the components of base salary, annual cash incentive, and equity) that is market competitive, and to provide parity and consistency in the compensation provided to our executives while at the same time retaining the flexibility needed to recruit and retain executive talent and adhering to our budgets.
At-Risk Weighted: We heavily weight our executives total compensation to “at-risk” pay. We believe focusing heavily on at-risk pay for our executives’ helps to properly focus our executives’ decisions, resources, and commitment to enterprise imperatives to advance the goals of the organization.

CEO Compensation
3-Year Average

15%
15%
70%

Total Percentage of CEO Compensation At-Risk (Bonus + Equity) = 85%

	Annualized Base Salary	15%
	Bonus Target	15%
	Annual Equity Grant Value	70%

All Other NEO Compensation
3-Year Average

17%
13%
70%

Total Percentage of All Other NEO Compensation At-Risk (Bonus + Equity) = 83%

	Annualized Base Salary	17%
	Bonus Target	13%
	Annual Equity Grant Value	70%

Data in the charts above includes compensation data for those individuals serving in the positions of Chief Executive Officer, Executive Chairman, Chief Operating Officer, Chief Financial Officer, and General Counsel during 2016-2018. For years in which the NEO did not hold the position for the entire year, the NEO’s base salary and bonus target amounts were annualized. For years in which the NEO did not hold the role for any portion of the applicable year, the compensation data of the NEO’s predecessor holding such position is included.

Objectives: Consistent with our compensation philosophy, the primary objectives of our executive compensation programs are to:

•	Provide competitive compensation to recruit, retain, and motivate top executive talent to achieve our short and long-term performance goals;

•	Align the economic interests of our executive officers and stockholders through the use of equity awards; and

•	Reward executives for achievement of our performance goals.

What we do:

•	Pay for Performance: We link pay to performance by generally heavily weighting total executive compensation to at-risk pay.

•
Thoughtful Peer Group & Market Analysis: Our compensation committee reviews external market data when making compensation decision, and annually reviews our peer group with its independent compensation consultant.

•	Thorough Compensation Risk Assessment: Our compensation committee conducts an annual assessment of our compensation programs to promote prudent risk management.

•	Compensation Committee Independence and Experience: Our compensation committee is comprised solely of independent directors who have extensive relevant experience.

•	Independent Compensation Consultant: Our compensation committee selects and engages its own independent advisors.

What we do not do:

•	No Single Trigger Equity Vesting Acceleration: We do not provide for single trigger equity vesting acceleration upon a change of control.

•	No Special Perquisites: We do not provide special perquisites for executives.

•	No Hedging or Pledging in Company Securities: Executives, directors and all employees are prohibited from engaging in any hedging or pledging transaction with respect to company equity securities.

•	No Guaranteed Cash Bonuses: We do not provide guaranteed minimum bonuses.

•	No Discounted Options /Stock Appreciation Rights (SARs): We do not provide discounted stock options or SARs.

•	No 280G Tax Gross-Ups: We do not provide tax gross-ups for “excess parachute payments.”
Design

In weighting our executive compensation program more heavily towards equity, we typically award a combination of restricted stock unit (RSU) and stock option (Option) grants to our executive officers, including our NEOs. We believe the combination of both RSUs and Option awards both align the interests of our executives with our stockholders and provide a focus on creating long-term shareholder value through a multi-year vesting schedule. The RSUs also help us manage dilution to existing investors and provide our executive officers some predictability in the value of their compensation while still heavily incentivizing them to generate significant shareholder returns. The compensation committee believes that these equity awards serve as an effective retention tool for our executive officers, because unvested awards are generally forfeited if an executive officer voluntarily leaves us before the awards have vested.
Typically, equity awards for our NEOs are granted in February or March of the reporting year. The size of these awards is not determined based on a specific formula, but rather through the exercise of the compensation committee’s judgment after considering the individual performance of each of the executive officers, our strategic goals, the recommendations of our CEO and Executive Chairman (except with respect to her and his respective individual awards), the appropriate level of compensation for the position given the scope of responsibility and any changes, the need to hire or retain an individual in a particular position, the current unvested equity held by such individual and related vesting schedules, the impact of dilution to our shareholders, the level of each executive officer’s total target cash compensation (base salary plus target cash incentive opportunity), executive leadership factors, and the perceived retentive value of the proposed awards.
To maintain a competitive compensation program, we also offer cash compensation in the form of base salaries that are intended to provide a stable level of fixed compensation to our executive officers, including our NEOs, for performance of their day-to-day responsibilities and an annual cash incentive that is intended to incentivize achievement of our short-term performance goals. The total cash compensation for our executive officers has historically been low relative to companies in our peer group and broader market practices.
Compensation Setting Process

Pursuant to its charter and in accordance with applicable Nasdaq listing standards, our compensation committee is responsible for reviewing, evaluating, and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Our compensation committee seeks input and receives recommendations from its independent compensation consultant as well as members of our executive management team when discussing the performance and compensation of other executive officers, and in determining the financial and accounting implications of our compensation programs and hiring decisions. The compensation committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs, and for 2018 worked with Meridian as its independent compensation consultant. For additional information on the compensation committee, see “Committees of the Board of Directors -Compensation Committee” elsewhere in this proxy statement. The initial compensation arrangements with our executive officers, other than our CEO and Executive Chairman, were the result of arm’s-length negotiations between us and each individual executive officer at the time of his or her hire or appointment.
In 2018, the compensation committee considered numerous factors in determining whether to make adjustments to the cash and equity compensation of our executive officers, including our NEOs. The compensation committee reviewed the performance of our executive officers, taking into consideration financial, operational, customer, strategic, product, and competitive factors, as well as the succession planning and retention objectives for our various executive officer positions. The compensation committee considered our published peer group and data from the Radford Global Technology Survey for our CEO and CFO, and only the Radford Global Technology Survey as the primary source for all other executives, including our other NEOs, because of the broader availability of data points.
Except with respect to our CEO’s compensation, our CEO made recommendations to the compensation committee regarding the compensation for our executive officers, which was also taken into account by the compensation committee in making its decisions regarding executive compensation. Our CEO was not present for the discussions of our compensation committee regarding her performance and compensation. Following deliberation, the compensation committee approved the cash compensation and equity awards for each of our NEOs as described below and in the Summary Compensation Table.
Role of Management
The role of management is to design our executive compensation programs, policies, and governance and make recommendations to the compensation committee regarding these matters. In this respect, management reviews the effectiveness of our compensation programs, including competitiveness and alignment with Sunrun’s performance goals. Management also recommends changes to our compensation programs to facilitate achievement of our performance goals and reviews and makes recommendations with respect to the adoption and approval of, or modifications to, company-wide equity incentive compensation plans. Our CEO makes compensation recommendations to the compensation committee with respect to base salaries, cash incentive awards, equity incentive awards, and other awards for our executive officers, including our NEOs other than the CEO.
Role of the Compensation Consultant
The compensation committee retained Meridian to advise on our 2018 executive compensation programs, practices and decisions given Meridian’s expertise in the technology industry and its knowledge of our peer group companies.
During 2018, Meridian provided the following services as requested by the compensation committee:

•	Assisted in the development of the 2018 compensation peer group and analyzed the Radford Technology Survey data we review to assess overall market competitive compensation practices;

•
Reviewed and assessed our compensation practices and the cash and equity compensation levels of our executive officers (including an analysis of the effectiveness of our equity incentive program as a retention tool and an analysis of the cost of our change in control benefits in relation to market practices), including our NEOs;

•
Reviewed and assessed our current compensation programs and identified certain changes for the compensation committee’s consideration to potentially implement in order to remain competitive with the market, as well as conducted an equity burn rate and overhang analysis;

•	Reviewed and assessed our current NEO severance and change in control benefits against peer practices; and

•	Advised on regulatory developments relating to executive compensation, and collaborated on the risk assessment relating to employee compensation.
All other analyses related to setting executive compensation for 2018 were conducted internally. Internal analyses included gathering and analyzing data and reviewing and advising on the key components of executive compensation. Base salaries, equity awards, and cash bonuses were among the items reviewed based on market data provided by Meridian. During 2018, the compensation committee reviewed the fees provided to Meridian relative to Meridian’s revenues, the services provided by Meridian to the compensation committee, any relationships between Meridian and its individual consultants and our executive officers, any stock ownership of Sunrun by Meridian, and other factors relating to Meridian’s independence, and concluded that Meridian is independent within the meaning of the Nasdaq listing standards and that its engagement did not present any conflict of interest.
Compensation Peer Group
With the assistance of Meridian, our compensation committee selected our primary compensation peer group which we used for our 2018 compensation decisions. The compensation peer group was generally developed from companies with a focus on renewable energy, direct-to-consumer software/services, fintech, and leasing companies. We selected publicly-traded, stand-alone companies which at the time the peer group was selected in February 2017 had at least three years’ of trading history, revenues at levels 1/4x to 4x Sunrun’s revenues of approximately $600 million (i.e., a range of $150 million to $2.4 billion) and a market cap between 1/4x and 4x Sunrun’s market capitalization of approximately $1.4 billion (i.e., a range of $345 million to $5.5 billion).
Our primary compensation peer group for 2018 consisted of the following companies:
•First Solar, Inc.
•Plug Power, Inc.
•Gogo Inc.
•Enova International Inc.
•Air Lease Corp.
•Sunpower Corporation
•Fuelcell Energy Inc.
•Control 4 Corp.
•Lendingclub Corp.
•Aircastle Ltd.
•Vivint Solar, Inc.
•Pandora Media Inc.
•Greed Dot Corp.
•On Deck Capital Inc.
•TAL International Group Inc.
•Silver Springs Networks, Inc.

Elements of Our Executive Compensation Program

The key elements of our executive compensation program include base salary, annual cash incentive awards, equity-based awards, and health, welfare and retirement programs. Except with respect to annual cash incentive plan awards, which typically are expressed as a pre-determined percentage of each executive officer’s base salary, we do not use specific formulas or weightings in determining the allocation of the various pay elements.
2018 Compensation Decisions
For 2018 the compensation committee conducted its regular annual review of our executive compensation program, including an evaluation of competitive market practices; conducted annual performance reviews for our executive officers; determined whether to make adjustments to our executive officers’ base salaries and target annual bonus opportunities; and granted annual equity awards. Following deliberation and consideration of the factors discussed below, our board of directors and compensation committee determined that equity awards, including prior grants, should continue to be a significant portion of executive compensation, and that cash compensation (including base salary and bonuses) should remain lower relative to market norms. Accordingly, our NEO’s 2018 base salary and bonus targets were set at a level below the median of our peer group.
Base Salary
For 2018, the compensation committee reviewed the base salaries of our NEOs, after considering a compensation analysis performed by Meridian, and determined to maintain each of their annual base salaries at the 2017 levels, with the exception of an increase in Ms. Steele’s base salary that became effective in May 2018 in recognition of her promotion to the role of General Counsel. The 2018 annual base salary levels and applicable percentage of any increase from the 2017 base salary levels is set forth in the chart below.

Executive	2018 Base Salary		% Increase
Lynn Jurich, Chief Executive Officer	$500,000		0%
Edward Fenster, Executive Chairman	$450,000		0%
Bob Komin, Chief Financial Officer	$350,000		0%
Jeanna Steele, General Counsel	$285,000	(1)	+35%
Christopher Dawson, Chief Operating Officer	$350,000		0%
Paul Winnowski, former President	$350,000		0%

______________________

(1)	Ms. Steele's base salary increase became effective on May 20, 2018 in connection with her appointment to the role of General Counsel.
Annual Cash Incentive Plan Awards
Our executive officers are eligible to participate in our 2018 annual cash incentive plan available to key employees, referred to as our Annual Incentive Plan. The 2018 target annual bonus opportunity for each of our NEOs was set as a percentage of his or her base salary, as provided in the chart below, and such percentages were not changed from the 2017 levels because the compensation committee determined that such target bonus levels continued to be appropriate. The 2018 plan provided the opportunity for our NEOs to earn up to 200% of their stated target bonus, provided the Company delivered performance that met or exceeded maximum performance goals.  Conversely, no annual cash incentive award will be paid unless Company performance meets or exceeds threshold performance goals.

Executive	2018 Target Bonus	% Base Salary
Lynn Jurich, Chief Executive Officer	$500,000	100%
Edward Fenster, Executive Chairman	$360,000	80%
Bob Komin, Chief Financial Officer	$280,000	80%
Jeanna Steele, General Counsel	$142,500	50%
Christopher Dawson, Chief Operating Officer	$262,500	75%
Paul Winnowski, former President(1)	N/A	N/A
______________________

(1)	Pursuant to the terms of his Transition, Separation and General Release Agreement described below, Mr. Winnowski was not eligible to earn any 2018 performance bonus.
The performance goals for our Annual Incentive Plan are set each year by our compensation committee.
For 2018, the compensation committee selected three key performance criteria to balance top-line growth with structural cash flow generation and customer experience related goals. Accordingly, the 2018 corporate performance criteria selected were: Total MW Deployed, Cash Generation, and Operational. Based upon our level of achievement against the performance goal targets, the Committee awarded each NEO a bonus award amount calculated based solely on the cumulative percentage of attainment of the three target goals. While the compensation committee ultimately retains discretion to modify the bonus award amount for any individual participant up or down (based on factors such as, but not limited to, the participant’s individual performance), the compensation committee chose to not modify any NEO’s bonus award for 2018 performance.
2018 Annual Incentive Plan Metrics

Goal	Weighting
Megawatts Deployed: The total aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements, for which we have (i) confirmation that the systems are installed on the roof, subject to final inspection or (ii) in the case of certain system installations by our partners, accrued at least 80% of the expected project cost.	40%
Cash Generation: The change in consolidated total cash balance (including restricted cash) less any increases in recourse debt balances, adjusted for one-time items.	40%
Operational: Customer experience related goals tied to our mission statement and business plan.	20%

We consider these specific target performance goals to be confidential commercial and financial information, the disclosure of which could result in competitive harm to us. The target performance goals were set at aggressive levels intended to be very challenging to attain. Our actual cumulative attainment of the three performance goals was 67%.
Accordingly, the Annual Incentive Plan bonus awards paid to our NEOs for 2018 performance were approved and awarded at a level equal to 67% of their target bonus awards, except with respect to Mr. Winnowski, as set forth in the table below.

Executive	Actual Bonus	% of Target Bonus
Lynn Jurich, Chief Executive Officer	$335,000	67%
Edward Fenster, Executive Chairman	$241,000	67%
Bob Komin, Chief Financial Officer	$188,000	67%
Jeanna Steele, General Counsel	$73,000	67%
Christopher Dawson, Chief Operating Officer	$176,000	67%
Paul Winnowski, former President(1)	$—	N/A
______________________

(1)	Pursuant to the terms of his Transition, Separation and General Release Agreement described below, Mr. Winnowski was not eligible to earn any 2018 performance bonus.
Equity-Based Awards
For 2018 we did not grant any additional equity awards to Ms. Jurich or Mr. Fenster because the compensation committee determined that their current unvested equity award levels were at sufficient levels to continue to provide retention and performance incentives. We did not grant any additional equity awards to Mr. Dawson in 2018 because he had received his initial new hire equity award grants on December 15, 2017 with a total grant value of approximately $3 million. Mr. Winnowski did not receive any 2018 equity grants due to his expected termination of employment in April 2018 and because he was not eligible to receive such awards under the terms of his Transition, Separation and General Release Agreement described below. Ms. Steele received equity awards both during the regular annual award process and additional equity awards in June 2018 in connection with her promotion to General Counsel.
The equity awards granted to Mr. Komin and Ms. Steele in 2018 were as follows:

Executive	Options	RSUs	Total Equity Value	% of Total Direct Compensation
Bob Komin, Chief Financial Officer	100,000	100,000	$1,310,040	71%
Jeanna Steele, General Counsel	92,000	41,600	$979,876	74%
Benefits Programs and Perquisites
Our employee benefit programs, including our 401(k) plan, employee stock purchase plan, and health and welfare programs, including health savings accounts and flexible spending arrangements, are designed to provide a competitive level of benefits to our employees generally, including our executive officers and their family members including spouses, qualifying domestic partners and children. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are eligible to participate in the same employee benefit plans and programs, and on the same terms and conditions, as all other U.S. full-time employees. Commencing in 2018 our 401(k) plan provides for employer matching contributions of 100% of the first 1% of compensation and 50% of the next 5% of compensation deferred under the plan. Contributions made by employees in our 401(k) plan are immediately vested while matching contributions made by the Company are 100% vested after two years of service.
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team.
Severance and Change in Control Benefits
Paul Winnowski Termination, Separation and General Release Agreement
In December 2017, in connection with his resignation as Chief Operating Officer, we entered into a Termination, Separation and General Release Agreement with Paul Winnowski referred to as the “Separation Agreement”. The Separation Agreement provides that Mr. Winnowski would continue to be employed with the Company as President until April 1, 2018, to assist with the transition of his responsibilities, and would resign on such date. The Separation Agreement provides that Mr. Winnowksi would continue to earn his base salary during the transition employment period and would still be eligible to earn a bonus for 2017 performance, but not be eligible to earn any 2018 performance bonus. The Separation Agreement also provided that subject to Mr. Winnowki’s provision of services during the transition employment period and an effective release of claims at the end of such period, we would provide him with the following severance benefits:

•	Six months’ of base salary, payable in a lump sum;

•	A pro-rata cash bonus equal to the average aggregate of the cash bonuses paid to him for the two preceding years;

•	Accelerated vesting of 50% of his unvested options and restricted stock units;

•	An extended period of 24 months following his resignation date to exercise any vested options; and

•	Six months’ of COBRA premium reimbursements.

The compensation committee determined that these severance benefits were appropriate in order to induce Mr. Winnowski’s continued employment and provision of transition services during the transition period as well as consistent with those then available under our Key Employee Change in Control and Severance Plan, described below. Mr. Winnowski ceased to be eligible for benefits under the Severance Plan when he entered into the Separation Agreement.
Post-Employment Compensation
In August 2018 we adopted a Key Employee Change in Control and Severance Plan, referred to as our “Severance Plan”, applicable to our executive officers and certain other employees which provides for severance payments and benefits in the event of a qualifying termination of employment. The Severance Plan was adopted due to the automatic expiration of our predecessor severance benefit plan which occurred in May 2018.
The following benefits are provided under the Severance Plan to in connection with any termination without cause or good reason that occurs other than within three months prior to, or 12 months following, a change in control (as defined in the Severance Plan):

•	12 months of base salary and COBRA premiums (Ms. Jurich and Mr. Fenster) or six months of base salary and COBRA premiums (Messrs. Komin and Dawson, and Ms. Steele);

•	A pro-rata bonus amount based on the average bonus payable to such individual for the prior two years, or if none, a pro-rata portion of the target bonus in the year of termination; and

•	50% equity vesting acceleration.

The following benefits are provided under the Severance Plan to Ms. Jurich and Mr. Fenster in connection with any termination without cause or good reason resignation that occurs within three months prior to, or 12 months following, a change in control:

•	18 months of base salary and COBRA premiums;

•	150% target annual cash bonus;

•	100% equity vesting acceleration; and

•	18 months post-termination exercise period for options.

The following benefits are provided under the Severance Plan to Messrs. Komin and Dawson, and Ms. Steele in connection with any termination without cause or good reason that occurs other than within three months prior to, or 12 months following, a change in control:

•	12 months of base salary and COBRA premiums;

•	100% target annual bonus;

•	100% equity vesting acceleration; and

•	12 months post-termination exercise period for options.

The Severance Plan benefits were approved by the compensation committee after considering the level of benefits provided under the predecessor severance plan and reviewing competitive market data for our peer group. The compensation committee determined that these benefits were both competitively reasonable and necessary to recruit and retain key executives. Enhanced severance benefits are provided for a qualifying termination that occurs in connection with a change-in-control because the severance benefits are also intended to eliminate, or at least reduce, the reluctance of our executive officers to diligently consider and pursue potential change-in-control transactions that may be in the best interests of our shareholders.
2019 Base Salary and Bonus Target Changes
In March 2019 the compensation committee analyzed our cash compensation practices in relation to our peer group and determined that our NEO base salaries continued to be at levels well below the median of our peer group such that increases were warranted to remain relatively competitive with our peers. Accordingly, the compensation committee approved the following increases to the base salaries of all our named executive officers, with the exceptions of Mr. Winnowski, which became effective on April 7, 2019:

Executive	2019 Base Salary	% Increase
Lynn Jurich, Chief Executive Officer	$600,000	20.0%
Edward Fenster, Executive Chairman	$540,000	20.0%
Bob Komin, Chief Financial Officer	$425,000	21.4%
Jeanna Steele, General Counsel	$335,000	17.5%
Christopher Dawson, Chief Operating Officer	$400,000	14.3%
Additionally, in March 2019 Ms. Steele’s 2019 bonus target was increased from 50% to 75% to reflect her increased responsibilities in connection with her prior year promotion to General Counsel.
Consistent with our historic compensation practices, following the implementation of these base pay and target bonus increases, our NEO’s 2019 base salary and bonus targets are still set at level below the median of our peer group.
Other Compensation Policies
Equity Awards Grant Policy
The compensation committee has adopted a policy governing equity awards that are granted to our executive officers and employees and members of our board of directors. This policy provides that all equity awards will be granted either by our board of directors or the compensation committee at a meeting or by unanimous written consent, subject to equity award guidelines adopted by our board of directors. The exercise price of all stock options and SARs must be equal to or greater than the closing trading price of our common stock on the date of grant.
Insider Trading Policy
Our Insider Trading Policy prohibits our employees, including our executive officers, non-employee directors and consultants from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our securities at any time. In addition, no officer, director, other employee or consultant may margin any of our securities, including without limitation, pledging or borrowing against such securities, at any time. Our Insider Trading Policy encourages our executive officers and members of our board of directors to adopt plans in accordance with Exchange Act Rule 10b5-1 for sales of securities that they beneficially own, and provides that such individuals may not otherwise trade in our equity securities during “blackout” periods.
Compensation Policies and Practices as they Relate to Risk Management
The compensation committee has reviewed our executive and employee compensation programs and does not believe that our compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on us. The reasons for the compensation committee’s determination include the following:

•
We structure our compensation program to consist of both fixed and variable components. The fixed (or base salary) component is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The equity component of our compensation program is intended to discourage employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders and on our longer-term success. Our employee equity-based awards have time-based vesting, generally over a period of four years. A significant portion of the compensation paid to our executive officers and the members of our board of directors is in the form of equity with time-based vesting.

•
We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.

•
While we do not cap the cash incentive award for our sales incentive plans to provide maximum incentive for our sales teams to meet and exceed their objectives, we do maintain internal controls over the determination of sales incentive awards which allows us to ensure that we are awarding those sales people who operate with absolute integrity and we believe helps to prevent problematic behaviors.

•
Our employees are required to comply with our Code of Business Conduct and Ethics, which covers, among other things, accuracy in financial and business records keeping. Further, our sales teams are also subject to a specific Sales Code of Conduct which we believe enforces customer-centered behaviors including compliance with all consumer protection laws and fosters a culture of absolute integrity in our employees.

•
As part of our policies on trading in securities, we prohibit hedging transactions involving our securities so that our executive officers and other employees cannot insulate themselves from the effects of poor stock price performance.

Tax and Accounting Considerations
Limitation on Deductibility of Executive Compensation
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly-held corporation’s “covered employees” that exceeds $1 million per taxable year for any such individual is generally non-deductible.
However, Section 162(m) provides a reliance period exception, pursuant to which the deduction limit under Section 162(m) does not apply to any compensation paid (or in certain cases, granted) during a certain reliance period pursuant to a plan or agreement that existed prior to the corporation’s initial public offering, subject to certain requirements. Under Section 162(m), this reliance period ends upon the earliest of the following: (i) the expiration of the plan or agreement; (ii) the material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs. However, the reliance period exception under Section 162(m) may be repealed or modified in the future as a result of certain changes that were made to Section 162(m) pursuant to the Tax Cuts and Jobs Act.

Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the reliance period exception under Section 162(m). Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the compensation committee, no assurance can be given that any compensation paid by the Company will qualify for the reliance period exception under Section 162(m) and be deductible by the Company in the future. Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

No Tax Reimbursement of Parachute Payments and Deferred Compensation
We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2018 and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement.
Accounting Treatment
We account for stock compensation in accordance with the authoritative guidance set forth in ASC Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees and directors, including stock options, RSU awards and shares acquired through our Employee Stock Purchase Plan (“ESPP”), over the period during which the award recipient is required to perform services in exchange for the award (for executive officers, generally the four-year vesting period of the award). We estimate the fair value of stock options and shares acquired through our ESPP using the Black-Scholes option pricing model. This calculation is performed for accounting purposes and reported in the compensation tables below.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be incorporated by reference in Sunrun’s Annual Report on Form 10-K for 2018 and included in this proxy statement.
Submitted by the compensation committee of our board of directors:
Katherine August de-Wilde (Chairwoman)
Mary Powell
Steve Vassallo

Fiscal 2018 Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers as of December 31, 2018.

Name	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation ($)	Total ($)
Lynn Jurich, CEO	2018	500,000	—	—	—	335,000	9,625	844,625
	2017	500,000	—	2,509,500	2,080,000	500,000	—	5,589,500
	2016	473,077	—	1,180,770	1,333,500	424,052	—	3,411,399

Bob Komin, Chief Financial Officer(4)	2018	350,000	—	460,040	850,000	187,600	9,625	1,857,265
	2017	350,000	—	1,028,895	875,000	266,875	—	2,520,770
	2016	336,538	—	421,704	1,349,500	195,675	350	2,303,767

Edward Fenster, Chairman	2018	450,000	—	—	—	241,200	9,625	700,825
	2017	450,000	—	1,586,004	1,300,000	360,000	—	3,696,004
	2016	436,539	—	1,124,542	1,270,000	323,119	—	3,154,200

Chris Dawson, Chief Operating Officer (5)	2018	350,000	—	—	—	175,875	9,625	535,500
	2017	10,769	—	1,416,700	1,515,000	—	—	2,942,469

Jeanna Steele, General Counsel (6)	2018	256,123	—	516,656	463,220	73,000	9,625	1,318,624
	2017	209,494	—	—	29,000	41,897	—	280,391
	2016	203,462	—	—	268,133	44,460	350	516,405

Paul Winnowski, former President(7)	2018	88,846	—	—	—	—	1,984,094	2,072,940
	2017	350,000	—	1,028,895	875,000	297,500	—	2,551,395
	2016	339,231	—	478,431	539,750	302,198	—	1,659,610
______________________

(1)
The amounts reported in the Options Awards column represent the grant date fair value of the stock options granted to the named executive officers during 2018, 2017 and 2016 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018. Note that amounts reported in this column reflect the accounting cost for these option awards, and do not correspond to the actual economic value that may be received by the named executive officers from the stock options.

(2)
The amounts reported in the Stock Awards column represent the grant date fair value of the stock awards granted to the named executive officers during 2018, 2017 and 2016 as computed in accordance with ASC 718. Note that the amounts reported in the column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the named executive officers from the stock awards.

(3)
The amounts in the Non-Equity Incentive Plan Compensation column for 2016 represent the amounts earned and payable under the 2016 bonus plan, all of which were paid in 2017. The amounts reported for 2017 represent the amounts earned and payable under the 2017 bonus plan, all of which were paid in 2018. The amounts reported for 2018 represent the amounts earned and payable under the 2018 bonus plan, all of which will be paid in 2019. Our board of directors formally adopted an Annual Incentive Plan (“AIP”) for our executives in December 2014. Under our AIP, our compensation committee retains discretionary authority to modify final bonus payouts for any one executive up or down based on the compensation committee’s assessment of that executive's overall individual performance.

(4)
All of our employees, including our named executive officers, are eligible to participate in our 401(k) plan. The amounts shown for each named executive officer for 2018 reflect matching contributions made to each of our named executive officers in 2018 with our 401(k) applicable to all employees and as described elsewhere in this proxy statement.

(5)	Mr. Dawson joined the Company as Chief Operating Officer effective December 6, 2017.

(6)	Ms. Steele was appointed the Company’s General Counsel effective May 18, 2018.

(7)
Mr. Winnowski’s employment terminated on April 1, 2018. Per the terms of his severance agreement, Mr. Winnowski was eligible for certain severance and benefits payments. The amount reflected in “All Other Compensation” for Mr. Winnowski reflects the aggregate value of his cash severance, the value of his health and welfare benefits, payout of accrued but unused paid time off, and the fair market value of modifications made to his outstanding equity awards as computed with ASC 718. Specific terms of Mr. Winnowski’s severance benefits can be found in our Form 8-K filed on December 6, 2017.

Grant of Plan-Based Awards in Fiscal 2018
The following table presents, for each of our named executive officers, information concerning grants of plan-based awards made during fiscal 2018. This information supplements the information about these awards set forth in the Summary Compensation Table.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock Awards($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Lynn Jurich	—	—	500,000	—	—	—	—	—

Bob Komin	—	—	280,000	—	—	—	—	—
Stock Option	4/13/2018	—	—	—	100,000	—	—	850,000
RSU	4/13/2018	—	—	—	—	100,000	8.50	460,040

Edward Fenster	—	—	360,000	—	—	—	—	—

Chris Dawson	—	—	262,500	—	—	—	—	—

Jeanna Steele	—	—	142,500	—	—	—	—	—
Stock Option	3/20/2018	—	—	—	—	45,000	8.05	169,848
RSU	3/20/2018	—	—	—	18,600	—	—	149,730
Stock Option	6/15/2018	—	—	—	—	47,000	13.63	346,808
RSU	6/15/2018	—	—	—	23,000	—	—	313,490

Paul Winnowski	—	—	—	—	—	—	—	—

______________________

(1)
Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive compensation opportunities under our 2014 Annual Incentive Plan. The actual amounts paid to our named executive officers are set forth in the “Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in “Executive Compensation-Compensation Discussion and Analysis-Annual Incentive Plan Awards” above.

(2)
The amounts reported in this column represent the grant date fair value of the stock options or RSUs, as applicable, granted to the named executive officers during 2018 as computed in accordance with ASC 718. Note that the amounts reported in the column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the named executive officers from the stock options or RSUs.

Option Exercises and Stock Vested in Fiscal 2018
The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of RSUs during fiscal 2018 by each of our named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value of Realization on Vesting ($)(1)
Lynn Jurich	276,205	2,114,198	247,625	2,540,784
Bob Komin	—	—	212,493	2,234,386
Edward Fenster	50,000	426,500	176,250	1,816,050
Chris Dawson	—	—	62,500	813,750
Jeanna Steele	—	—	19,637	207,960
Paul Winnowski	—	—	32,547	240,033

______________________

(1)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on the applicable vesting date.

Executive Employment Agreements
Lynn Jurich
We have entered into a confirmatory employment letter with Lynn Jurich, our Chief Executive Officer. The confirmatory employment letter, dated May 12, 2015, has no specific term and provides for at-will employment. At December 31, 2018, Ms. Jurich’s annual base salary was $500,000, and she was eligible for annual target incentive payments equal to 100% of her base salary.
Chris Dawson
We have entered into an employment offer letter to Chris Dawson, our Chief Operating Officer. The offer letter, dated November 13, 2017, has no specific term and provides for at-will employment. At December 31, 2018, Mr. Dawson’s annual base salary was $350,000, and he was eligible for annual target incentive payments equal to 75% of his base salary.
Edward Fenster
We have entered into a confirmatory employment letter with Edward Fenster, our Chairman. The confirmatory employment letter, dated May 12, 2015, has no specific term and provides for at-will employment. At December 31, 2018, Mr. Fenster’s annual base salary was $450,000, and he was eligible for annual target incentive payments equal to 80% of his base salary.
Bob Komin
We have entered into a confirmatory employment letter with Bob Komin, our Chief Financial Officer. The confirmatory employment letter, dated May 12, 2015, has no specific term and provides for at-will employment. At December 31, 2018, Mr. Komin’s annual base salary was $350,000, and he was eligible for annual target incentive payments equal to 80% of his base salary.
Jeanna Steele
We have entered into a letter agreement with Jeanna Steele, our General Counsel. The letter agreement, dated May 15, 2018, has no specific term and provides for at-will employment. At December 31, 2018, Ms. Steele’s annual base salary was $285,000, and she was eligible for annual target incentive payments equal to 50% of her base salary.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding outstanding equity awards held by our named executive officers at December 31, 2018.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of shares of Units of Stock That Have Not Vested (21) ($)
Lynn Jurich	6/16/2011 (1)	185,071	—	1.95	6/15/2021	—	—
	4/12/2013 (1)	303,500	—	3.19	4/11/2023	—	—
	4/11/2014 (1)	400,000	—	5.88	4/10/2024	—	—
	2/11/2016 (2)	438,785	180,684	5.08	2/10/2026	—	—
	2/11/2016 (3)	—	—	—		82,032	893,328
	3/15/2017 (4)	437,497	562,503	5.00	3/14/2027	—	—
	3/15/2017 (5)	—	—	—		234,000	2,548,260

Edward Fenster	6/16/2011 (1)	300,010	—	1.95	6/15/2021	—	—
	4/12/2013 (1)	303,500	—	3.19	4/11/2023	—	—
	4/11/2014 (1)	400,000	—	5.88	4/10/2024	—	—
	2/11/2016 (2)	417,891	172,079	5.08	2/10/2026	—	—
	2/11/2016 (3)	—	—	—		78,125	850,781
	3/15/2017 (4)	276,498	355,502	5.00	3/14/2027	—	—
	3/15/2017 (5)	—	—	—		146,250	1,592,663

Bob Komin	4/10/2015 (6)	550,000	—	9.17	4/9/2025	—	—
	4/10/2015 (7)	—	—	—		6,250	68,063
	2/11/2016 (2)	156,709	64,530	5.08	2/10/2026	—	—
	2/11/2016 (3)	—	—	—		29,297	319,044
	3/15/2017 (4)	179,373	230,627	5.00	3/14/2027	—	—
	3/15/2017 (5)	—	—	—		98,438	1,071,990
	4/13/2018 (8)	—	100,000	8.50	4/12/2028	—	—
	4/13/2018 (9)	—	—	—		100,000	1,089,000

Chris Dawson	12/15/2017 (10)	125,000	375,000	6.06	12/14/2027	—	—
	12/15/2017 (11)	—	—	—		187,500	2,041,875

Paul Winnowski	2/1/2014 (12)	169,613	—	3.87	10/7/2020	—	—
	3/17/2014 (12)	100,000	—	5.88	3/16/2024	—	—
	2/11/2016 (13)	190,865	—	5.08	2/10/2026	—	—
	3/15/2017 (14)	256,250	—	5.00	3/14/2027	—	—

Jeanna Steele	4/10/2015 (15)	18,750	1,250	9.17	4/9/2025	—	—
	2/11/2016 (3)	—	—	—		3,125	34,031
	5/5/2016 (16)	—	—	—		5,625	61,256
	3/15/2017 (5)	—	—	—		3,263	35,534
	3/20/2018 (17)	—	45,000	8.05	3/19/2028	—	—
	3/20/2018 (18)	—	—	—		18,600	202,554
	6/15/2018 (19)	—	47,000	13.63	6/14/2028	—	—
	6/15/2018 (20)	—	—	—		23,000	250,470

______________________
(1) The stock option is fully vested and immediately exercisable.

(2)
Twenty-five percent of the shares subject to the option vested on February 11, 2017 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(3)
The RSUs vest over four years. Twenty-five percent of the RSUs vested on February 11, 2017 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(4)
Twenty-five percent of the shares subject to the option vested on March 15, 2018 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(5)
The RSUs vest over four years. Twenty-five percent of the RSUs vested on March 15, 2018 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(6)
Twenty-five percent of the shares subject to the option vested on March 9, 2016 and one forty-eighth of the shares subject to the option vested monthly thereafter through December 31, 2016, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement. Additionally, the compensation committee approved an "early exercise” feature with respect to 517,285 shares that may be exercised prior to vesting, subject to the Company’s right to repurchase the shares (at the exercise price) if Mr. Komin terminates employment prior to the vesting date(s). In connection with the November 8, 2016 grant described in Footnote (7) below, the compensation committee paused vesting of the remaining unvested shares subject to the option for the period January 1, 2017 through December 31, 2018, and 100% of those remaining unvested shares subject to the option vested on January 1, 2019, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(7)
The RSUs vest over four years. Twenty-five percent of the RSUs vested on March 9, 2016 and the remaining RSUs vest in equal monthly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(8)
Twenty-five percent of the shares subject to the option vest on April 1, 2019 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(9)
The RSUs vest over four years. Twenty-five percent of the RSUs vest on April 1, 2019 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(10)
Twenty-five percent of the shares subject to the option vested on December 15, 2018 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(11)
The RSUs vest over four years. Twenty-five percent of the RSUs vested on December 15, 2018 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(12)
The stock option is fully vested and immediately exercisable. Mr. Winnowski resigned as Chief Operating Officer in December 2017, at which time the award was subject to modification as described in the Company’s Form 8-K filed on December 6, 2017. Additionally, the Board of Directors approved an “extended exercise period” for Mr. Winnowski’s option award. The amount shown reflects the number of shares subject to the option that are exercisable that were unexercised as of December 31, 2018. Mr. Winnowski resigned as President and his employment ceased on April 1, 2018.

(13)
Twenty-five percent of the shares subject to the option vested on February 11, 2017 and one forty-eighth of the shares subject to the option vested monthly thereafter, until Mr. Winnowski’s departure from the company in April 2018. Mr. Winnowski resigned as Chief Operating Officer in December 2017, at which time the award was subject to modification as described in the Company’s Form 8-K filed on December 6, 2017. Additionally, the Board of Directors approved an “equity award acceleration” and an “extended exercise period” for Mr. Winnowski’s option award. The amount shown reflects the number of shares subject to the option that are exercisable that were unexercised as of December 31, 2018. Mr. Winnowski resigned as President and his employment ceased on April 1, 2018.

(14)
Twenty-five percent of the shares subject to the option vested on March 15, 2018 and one forty-eighth of the shares subject to the option vested monthly thereafter, until Mr. Winnowski’s departure from the company in April 2018. Mr. Winnowski resigned as Chief Operating Officer in December 2017, at which time the award was subject to modification as described in the Company’s Form 8-K filed on December 6, 2017. Additionally, the Board of Directors approved an “equity award acceleration” and an “extended exercise period” for Mr. Winnowski’s option award. The amount shown reflects the number of shares subject to the option that are exercisable and unexercisable that were unexercised as of December 31, 2018. Mr. Winnowski resigned as President and his employment ceased on April 1, 2018.

(15)
Twenty-five percent of the shares subject to the option vested on March 9, 2016 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(16)
The RSUs vest over four years. Twenty-five percent of the RSUs vested on May 5, 2017 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(17)
Twenty-five percent of the shares subject to the option vest on March 15, 2019 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(18)
The RSUs vest over four years. Twenty-five percent of the RSUs vest on March 15, 2019 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(19)
Twenty-five percent of the shares subject to the option vest on June 15, 2019 and one forty-eighth of the shares subject to the option vest monthly thereafter, subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(20)
The RSUs vest over four years. Twenty-five percent of the RSUs vest on June 15, 2019 and the remaining RSUs vest in equal quarterly installments thereafter subject to continued service to us and subject to acceleration of vesting as described in the “Potential Payments upon Termination or Change of Control” section of this proxy statement.

(21)
This column represents the market value of the shares underlying the RSUs as of December 31, 2018, based on the closing price of our common stock, as reported on Nasdaq, of $10.89 per share on December 31, 2018.

Potential Payments upon Termination or Change of Control

Name	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control ($)(1)
Lynn Jurich
Cash severance payments	962,026	1,500,000
Continued health coverage	22,812	34,218
Accelerated vesting	3,902,252	7,804,505
Total:	4,887,090	9,338,723

Bob Komin
Cash severance payments	406,275	630,000
Continued health coverage	11,406	22,812
Accelerated vesting	2,260,205	3,853,125
Total:	2,677,886	4,488,437

Edward Fenster
Cash severance payments	791,560	1,215,000
Continued health coverage	22,812	34,218
Accelerated vesting	2,768,565	5,537,130
Total:	3,582,936	6,786,348

Chris Dawson
Cash severance payments	437,500	612,500
Continued health coverage	11,406	22,812
Accelerated vesting	1,926,563	3,853,125
Total:	2,375,469	4,488,437

Jeanna Steele
Cash severance payments	218,179	459,000
Continued health coverage	11,406	22,812
Accelerated vesting	356,898	713,795
Total:	586,482	1,195,607

Paul Winnowski
Severance payment(1)	1,984,094	1,984,094
Total:	1,984,094	1,984,094
______________________

(1)	The values listed in the table for Mr. Winnowski reflect the lump sum payment to him under his Separation Agreement as described in this proxy statement.
Any cash severance payments payable under our Severance Plan in connection with a termination without cause or good reason resignation not related to a change in control are generally paid over the applicable severance benefit period, which is 12 months for Ms. Jurich and Mr. Fenster and six months for Messrs. Komin and Dawson, and Ms. Steele, unless the Company elects in its discretion to pay such amounts in a single lump sum. Any cash severance benefits payable under our Severance Plan in connection with a change in control related termination are paid in a single lump sum. In order to receive the severance benefits, the NEO must sign and not revoke a release of claims in our favor within the timeframe set forth in the Severance Plan. Mr. Winnowski’s cash severance benefits were payable in a single lump sum in consideration for a release of claims as provided in his Separation Agreement. For more information regarding the potential payments upon termination or change of control described above, see the “Executive Compensation-Compensation Discussion and Analysis-Paul Winnowski Termination, Separation and General Release Agreement and Post-Employment Compensation” sections of this proxy statement.

We adopted a change in control and severance plan applicable to our executive officers and certain other key employees. Under the plan, for the period from three months prior to until 12 months following a change in control (“change in control period”) if any plan participant is terminated for any reason other than cause, death or disability or a plan participant voluntarily resigns for good reason, the plan participant would be entitled to receive severance benefits. Lynn Jurich, Edward Fenster, Chris Dawson, Bob Komin and Jeanna Steele are plan participants. Upon the occurrence of such an event, Ms. Jurich and Mr. Fenster are each entitled to receive the following severance benefits: (i) a lump sum cash amount equal to 18 months of their then current annual base salary, (ii) a lump sum cash amount equal to 150% of their target bonus amount for the fiscal year of termination, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of 18 months following termination, and (iv) all unvested equity awards held by the plan participant immediately prior to such termination will become vested and exercisable in full. Upon the occurrence of the same such event, Mr. Dawson is entitled to receive the following severance benefits: (i) a lump sum cash amount equal to 12 months of his then current annual base salary, (ii) a lump sum cash amount equal to 100% of his target bonus amount for the fiscal year of termination, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of 12 months following termination, and (iv) all unvested equity awards held by Mr. Dawson immediately prior to such termination will become vested and exercisable in full.
Further, under the policy, if, outside the change in control period, any plan participant is terminated for any reason other than cause, death or disability or, in the case of certain plan participants (including our named executive officers), a plan participant voluntarily resigns for good reason, the plan participant would be entitled to receive severance benefits. Upon the occurrence of such an event, Ms. Jurich and Mr. Fenster are each entitled to receive the following: (i) continuing payments of their then current annual base salary for a period of 12 months following the termination date, (ii) a pro-rated amount of the average aggregate amount of the actual bonus payments paid to them during each of the two fiscal years immediately preceding the fiscal year of their termination date and payable over a period of 12 months following the termination date, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of 12 months following termination, and (iv) 50% of all unvested equity awards held by such plan participant immediately prior to such termination will become vested and exercisable in full. Upon the occurrence of the same such an event, Mr. Dawson is entitled to receive the following: (i) continuing payments of this then current annual base salary for a period of six months following the termination date, (ii) a pro-rated amount of the average aggregate amount of the actual bonus payments paid to him during each of the two fiscal years immediately preceding the fiscal year of the termination date and payable over a period of six months following the termination date, (iii) reimbursement of continued health coverage under COBRA or taxable lump sum payment in lieu of reimbursement, as applicable, for a period of six months following termination, and (iv) 50% of all unvested equity awards held by Mr. Dawson immediately prior to such termination will become vested and exercisable in full.
In order to receive the severance benefits, Ms. Jurich, Mr. Fenster and/or Mr. Dawson must sign and not revoke a release of claims in our favor within the timeframe set forth in the plan.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2018. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options (1) ($)		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	17,632,258	(2)	6.07	(3)	17,235,969
Equity compensation plans not approved by stockholders	—		—		—
Total	17,632,258		6.07		17,235,969

______________________

(1)
Includes the following plans: 2008 Equity Incentive Plan, 2009 Mainstream Energy Corporation ("MEC") Stock Plan, 2013 Equity Incentive Plan, 2014 Equity Incentive Plan, 2015 Equity Incentive Plan ("2015 Plan"), and 2015 Employee Stock Purchase Plan ("2015 ESPP"). Our 2015 Plan provides that on January 1st of each fiscal year commencing in 2016 and ending on (and including) January 1, 2025, the number of shares authorized for issuance under the 2015 Plan is automatically increased by a number equal to the lesser of (i) 10,000,000 shares; (ii) 4% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or; (iii) such other amount as our board of directors may determine. Our 2015 ESPP provides that on January 1st of each fiscal year commencing in 2016 and ending on (and including) January 1, 2035, the number of shares authorized for issuance under the 2015 ESPP is automatically increased by a number equal to the lesser of (i) 5,000,000 shares; (ii) 2% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as our board of directors may determine. We do not have any non-stockholder approved equity compensation plans.

(2)	This number includes 4,143,776 shares subject to RSUs.

(3)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to the RSUs have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of March 1, 2019 for:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 114,104,874 shares of our common stock outstanding as of March 1, 2019. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of March 1, 2019 and issuable upon the vesting of RSUs held by the person within 60 days of March 1, 2019. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Sunrun Inc., 595 Market Street, 29th Floor, San Francisco, California 94105. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors:
Lynn Jurich (1)	4,266,578	3.74%
Edward Fenster (2)	3,656,890	3.20%
Bob Komin (3)	1,222,623	1.07%
Chris Dawson (4)	225,455	*
Jeanna Steele (5)	56,041	*
Katherine August-deWilde (6)	114,935	*
Leslie Dach (7)	183,470	*
Alan Ferber (8)	15,101	*
Mary Powell (9)	15,101	*
Gerald Risk (10)	664,695	*
Steven Vassallo (11)	236,800	*
Paul Winnowski (12)	1,465,451	1.28%
All executive officers and directors as a group (11 persons) (13)	10,657,689	9.34%
5% Stockholders:
Tiger Global Management, LLC (14)	17,817,199	15.61%
Fidelity Management & Research Company (15)	16,777,863	14.70%
The Vanguard Group (16)	7,995,213	7.01%
Sequoia Capital U.S. Growth Fund IV, L.P. (17)	7,517,960	6.59%
BlackRock, Inc. (18)	6,725,927	5.89%
______________________

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Consists of (i) 2,329,367 shares held of record by Ms. Jurich, (ii) 1,894,804 shares issuable pursuant to outstanding stock options held by Ms. Jurich which are exercisable within 60 days of March 1, 2019, and (iii) 42,407 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2019.

(2)
Consists of (i) 1,939,265 shares held of record by Mr. Fenster, (ii) 1,685,750 shares issuable pursuant to outstanding stock options held by Mr. Fenster which are exercisable within 60 days of March 1, 2019, and (iii) 31,875 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2019.

(3)
Consists of (i) 210,892 shares held of record by Mr. Komin, (ii) 969,543 shares issuable pursuant to outstanding stock options held by Mr. Komin which are exercisable within 60 days of March 1, 2019, and (iii) 42,188 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2019.

(4)
Consists of (i) 43,164 shares held of record by Mr. Dawson, (ii) 166,666 shares issuable pursuant to outstanding stock options held by Mr. Dawson which are exercisable within 60 days of March 1, 2019, and (iii) 15,625 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2019.

(5)
Consists of (i) 17,279 shares held of record by Ms. Steele, (ii) 32,187 shares issuable pursuant to outstanding stock options held by Ms. Steele which are exercisable within 60 days of March 1, 2019, and (iii) 6,575 shares issuable pursuant to RSUs which will vest within 60 days of March 1, 2019.

(6)	Consists of (i) 60,000 shares held of record by deWilde Family Trust, for which Ms. August-deWilde and her spouse serve as co-trustees, and (ii) 54,935 shares held directly by Ms. August-deWilde.

(7)
Consists of (i) 20,571 shares held of record by the Dach Dickie Family Trust, (ii) 62,899 shares held directly by Mr. Dach, and (iii) 100,000 shares issuable pursuant to outstanding stock options held by Mr. Dach which are exercisable within 60 days of March 1, 2019.

(8)	Consists of 15,101 shares held of record by Mr. Ferber.

(9)	Consists of 15,101 shares held of record by Ms. Powell.

(10)
Consists of (i) 495,054 shares held of record by the Risk Family Trust dated June 23, 2006, for which Mr. Risk and his spouse serve as co-trustees, (ii) 49,641 shares held directly by Mr. Risk, and (iii) 120,000 shares issuable pursuant to outstanding stock options held by Mr. Risk which are exercisable within 60 days of March 1, 2019.

(11)
Consists of (i) 206,097 shares held of record by the Vassallo Family Revocable Trust dated July 15, 2002, for which Mr. Vassallo serves as trustee, and (ii) 30,703 shares held directly by Mr. Vassallo. Mr. Vassallo is a director of the Company and a managing member of Foundation Capital Management Co. VI, L.L.C. The address for Foundation Capital is 555 High Street, 3rd Floor, Palo Alto, CA 94301.

(12)
Consists of (i) 738,723 shares held of record by Mr. Winnowski, and (ii) 726,728 shares issuable pursuant to outstanding stock options held by Mr. Winnowski which are fully vested and immediately exercisable as of when Mr. Winnowski’s employment ceased on April 1, 2018.

(13)
Consists of (i) 5,452,303 shares held of record, (ii) 4,968,950 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 1, 2019, and (iii) 236,436 shares issuable pursuant to outstanding RSUs which will vest within 60 days of March 1, 2019.

(14)
As of December 31, 2018, the reporting date of the most recent filing with the SEC by entities affiliated with Tiger Global Management, LLC (“Tiger Global”) pursuant to Section 13(g) of the Exchange Act filed on February 14, 2019, Tiger Global has sole voting and dispositive power with respect to 17,817,199 shares. The reported amount of securities beneficially owned includes the securities beneficially owned by advisory clients of Tiger Global and/or its related persons and may be deemed to be beneficially owned by (i) Tiger Global, (ii) Charles P. Coleman, III ("Coleman"), a partner and portfolio manager of Tiger Global, and (iii) Scott Shleifer ("Shleifer"), a partner and portfolio manager of Tiger Global. Each of Tiger Global, Coleman and Shleifer disclaim beneficial ownership of the reported securities except to the extent of his or its pecuniary interest therein, and affirmatively disclaim being a "group" for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The address for Tiger Global is 9 West 57th Street, 35th Floor, New York, NY 10019.

(15)
As of December 31, 2018, the reporting date of the most recent filing with the SEC by entities affiliated with Fidelity Management & Research Company (“FMR LLC”) pursuant to Section 13(g) of the Exchange Act filed on February 13, 2019, FMR LLC has sole voting power with respect to 2,662,700 shares and sole dispositive power with respect to 16,777,863 shares, Abigail P. Johnson has sole dispositive power with respect to 16,777,863 shares; and Fidelity Balanced Fund has sole voting power with respect to 10,106,501 shares. Members of the Johnson family, including Abigail P. Johnson (a director, the Chairman and the Chief Executive Officer of FMR LLC), are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940 (the “Investment Company Act”), to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees. The reported amount of securities beneficially owned includes the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively the “FMR Reporters”). The reported amount of securities beneficially owned by the FMR Reporters does not include securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(16)
As of December 31, 2018, the reporting date of the most recent filing with the SEC by entities affiliated with The Vanguard Group (“Vanguard”) pursuant to Section 13(g) of the Exchange Act filed on February 13, 2019, Vanguard has sole voting power with respect to 91,674 shares, shared voting power with respect to 5,100 shares, sole dispositive power with respect to 7,909,718 shares, and shared dispositive power with respect to 85,495 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(17)
As of December 31, 2015, the reporting date of the most recent filing with the SEC by entities affiliated with Sequoia Capital pursuant to Section 13(g) of the Exchange Act filed on February 12, 2016, Sequoia Capital U.S. Growth Fund IV, L.P. (“SCGF IV”) has shared voting and dispositive power with respect to 7,204,719 shares, Sequoia Capital USGF Principals Fund IV, L.P. (“SCGF IV PF”) has shared voting and dispositive power with respect to 313,241 shares, SCGF IV Management, L.P. (“SCGF IV MGMT”) has shared voting and dispositive power with respect to 7,517,960 shares, of which 7,204,719 shares are directly held by SCGF IV and 313,241 shares are directly held by SCGF IV PF, and SC US (TTGP), LTD (“US TTGP”) has shared voting and dispositive power with respect to 7,517,960 shares, of which 7,204,719 shares are directly held by SCGF IV and 313,241 shares are directly held by SCGF IV PF. SCGF IV MGMT is the General Partner of each of SCGF IV and SCGF IV PF, and TTGP is the General Partner of SCGF IV MGMT. The address for Sequoia Capital is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

(18)
As of December 31, 2018, the reporting date of the most recent filing with the SEC by entities affiliated with BlackRock, Inc. (“BlackRock”) pursuant to Section 13(g) of the Exchange Act filed on February 6, 2019, BlackRock has sole voting power with respect to 6,515,352 shares and sole dispositive power with respect to 6,725,927 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

RELATED PERSON TRANSACTIONS
We had no transactions or series of similar transactions, since the beginning of our last fiscal year, and none are currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving transactions with related persons. Our audit committee charter provides that our audit committee shall review and approve in advance any related person transactions. Our board of directors has adopted a formal written policy providing that we are not permitted to enter into any transaction that exceeds $120,000 and in which any related person has a direct or indirect material interest without the consent of our audit committee. In approving or rejecting any such transaction, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy statement, Annual Report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with account holders who are our stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from us (if you are a stockholder of record) or from your broker (if you are a beneficial owner) that we or they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy materials, including the Notice, or if you currently receive multiple copies and would like to request “householding” of your communications, please notify your broker or us. Direct your written request to us to the Sunrun Inc., Attention: Investor Relations, 595 Market Street, 29th Floor, San Francisco, CA 94105 or by telephone at (415) 510-4833. In the event a stockholder that received multiple copies would like to receive only one copy for such stockholder’s household, such stockholder should contact their bank, broker, or other nominee record holder, or contact us at the above address or phone number.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers, directors and 10% stockholders file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received and written representations of our executive officers, directors and 10% stockholders, we believe that during our fiscal year ended December 31, 2018, all Section 16(a) filing requirements were satisfied on a timely basis.

OTHER MATTERS
Fiscal Year 2018 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2018 are included in our Annual Report on Form 10‑K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.sunrun.com under “Investors – Corporate Governance” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Sunrun Inc., Attention: Investor Relations, 595 Market Street, 29th Floor, San Francisco, California 94105.
*    *    *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

San Francisco, California
April 18, 2019

ANNUAL MEETING OF STOCKHOLDERS OF

SUNRUN INC.

June 7, 2019

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/20268

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230304000000001000 5 060719

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ALL THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 3, AND FOR EVERY "1 YEAR" ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect the following Class I Director Nominees

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
○ Lynn Jurich
○ Alan Ferber

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4. To approve, on an advisory basis, every one (1) year as the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

SUNRUN INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUNRUN INC.

The undersigned hereby appoints Lynn Jurich, Ed Fenster, Bob Komin and Jeanna Steele as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Sunrun Inc. (the "Company") held of record by the undersigned at the close of business on April 8, 2019, with all powers which the undersigned would possess if present at the 2019 Annual Meeting of Stockholders of the Company to be held on June 7, 2019 or at any adjournment or postponement thereof. Receipt of the Notice of the 2019 Annual Meeting of Stockholders and Proxy Statement and the 2018 Annual Report is hereby acknowledged.

(Continued and to be signed on the reverse side.)

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